SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                                CorVu Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   221011 10 9
     -----------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2004
     -----------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

                                  SCHEDULE 13G

----------------------------                        ----------------------------
CUSIP NO. 221011 10 9                                 PAGE 2 OF 5 PAGES
----------------------------                        ----------------------------

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1     NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Troy Rollo
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
      (SEE INSTRUCTIONS)*                                                (b) [_]

      *Joint Filing
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Australia

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     NUMBER OF     5     SOLE VOTING POWER
      SHARES
   BENEFICIALLY          1,138,200 (includes 155,875 shares that may be
     OWNED BY            purchased upon exercise of currently exercisable
       EACH              options or warrants).
     REPORTING
      PERSON       -------------------------------------------------------------
       WITH        6     SHARED VOTING POWER

                         0

                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                         1,138,200 (includes 155,875 shares that may be purchased upon exercise of currently exercisable options or warrants).

                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         0

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,138,200 (includes 155,875 shares that may be purchased upon exercise of currently exercisable options or warrants).

--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

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                                Page 2 of 5 Pages

                                  SCHEDULE 13G

----------------------------                        ----------------------------
CUSIP NO. 221011 10 9                                 PAGE 3 OF 5 PAGES
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Rollosoft Pty Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
      (SEE INSTRUCTIONS)*                                                (b) [_]

      *Joint Filing
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Australia

--------------------------------------------------------------------------------
     NUMBER OF     5     SOLE VOTING POWER
      SHARES
   BENEFICIALLY          0
     OWNED BY
       EACH
     REPORTING
      PERSON       -------------------------------------------------------------
       WITH        6     SHARED VOTING POWER

                         0

                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                         0

                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                         0

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

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                               Page 3 of 5 Pages

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(A)    NAME OF ISSUER:

             CorVu Corporation

ITEM 1(B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             3400 West 66th Street
             Edina, MN  55435

ITEM 2(A)    NAME OF PERSON FILING:

             See Cover Pages, Item 1

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o Crispin and Jeffrey
             Level 2
             57 Grosvenor Street
             Neutral Bay NSW 2089,
             Australia

ITEM 2(C)    CITIZENSHIP:

             See Cover Pages, Item 4

ITEM 2(D)    TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(E)    CUSIP NO.:

             See Cover Pages

ITEM 3       STATEMENT FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C):

             Not applicable

ITEM 4       OWNERSHIP

             See Cover Pages, Items 5 through 11

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                               Page 4 of 5 Pages

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP:

             Not applicable

ITEM 10      CERTIFICATIONS:

             Not applicable

EXHIBITS Joint Filing Agreement dated January 15, 2001, between the Reporting Persons (incorporated by reference to Exhibit 1 to initial Schedule 13G filed on January 30, 2001).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amended statement is true, complete and correct as of December 31, 2004.


Date:    February 17, 2005

                                      /s/ Troy Rollo
                                      ------------------------------------------
                                      Troy Rollo

                                      ROLLOSOFT PTY LTD.

                                      By: /s/ Troy Rollo
                                         ---------------------------------------
                                      Its:    Sole Director
                                           -------------------------------------

                               Page 5 of 5 Pages